EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

COLUMBIA CARE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value, that may be issued pursuant to existing grants under the Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan	Rule 457(c)	15,460,931(2)	$6.15(3)	$95,084,725.65(3)	$0.0000927	$8,814.354
	Equity	Common Shares, no par value, that may be issued pursuant to existing grants under the Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan	Rule 457(h)	27,692(4)	$8.28(5)	$229,289.76(5)	$0.0000927	$21.26
	Equity	Common Shares, no par value, that may be issued pursuant to future grants under the Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan	Rule 457(c)	19,511,377(6)	$6.15(3)	$119,994,968.55(3)	$0.0000927	$11,123.53
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$215,308,983.96		$19,959.14
	Total Fees Previously Paid							$0.00
	Total Fee Offsets(7)							$0.00
	Net Fee Due							$19,959.14

(1)

This registration statement covers, in addition to the number of common shares of Columbia Care Inc. (the “Company”, the “Registrant”, “we” , “us” or “our”), no par value (the “Common Shares”), stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of Common Shares that may be offered or issued as a result of one or more adjustments under the Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan (the “Plan”) to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Represents Common Shares subject to performance stock units, total stockholder return awards and restricted stock units granted under the Plan.

(3)

Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the exercise price of $6.15 per share, the average of the high and low prices for the Registrant’s Common Shares as reported on the Canadian Securities Exchange on March 25, 2022, as converted from Canadian dollars to United States dollars based on the foreign exchange rate (1.2502) as published by the Bank of Canada on March 25, 2022.

(4)	Represents Common Shares subject to outstanding stock options granted under the Plan.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $8.28 per share for outstanding stock options, as converted from Canadian dollars to United States dollars based on the foreign exchange rate (1.2502) as published by the Bank of Canada on March 25, 2022.

(6)	Represents Common Shares available for future issuance under the Plan.

(7)	The Registrant does not have any fee offsets.